Exhibit 4.24

CONFIDENTIAL	Execution Version

Dated 30 November 2016

GLOBAL SHIP LEASE 20 LIMITED

as Borrower

GLOBAL SHIP LEASE, INC.

as Guarantor

DVB BANK SE

as Original Lender, Mandated Lead Arranger,

Facility Agent and Security Agent

Amendment agreement

relating to a facility agreement

dated 29 July 2015

Contents

Clause		Page
1	Definitions and interpretation	1

2	Amendment	1

3	Guarantor’s Confirmation	4

4	Increase in the Margin	4

5	Miscellaneous	4

6	Counterparts	5

7	Governing law	5

THIS AGREEMENT is dated 30 November 2016 and made between:

(1)	GLOBAL SHIP LEASE 20 LIMITED as Borrower;

(2)	GLOBAL SHIP LEASE, INC. as Guarantor;

(3)	THE FINANCIAL INSTITUTIONS listed in Part B of Schedule 1 of the Facility Agreement (as defined below) as lenders;

(4)	DVB BANK SE in its capacity as mandated lead arranger;

(5)	DVB BANK SE in its capacity as agent of the other Finance Parties (the Facility Agent); and

(6)	DVB BANK SE in its capacity as Security Agent for the Creditor Parties.

IT IS AGREED as follows:

1	Definitions and interpretation

1.1	Definitions

(a)	In this Agreement:

Facility Agreement means the facility agreement in respect of the loan facility of $35,000,000 dated 29 July 2015 and made between, among others, the Borrower, the Guarantor and the Facility Agent (as amended from time to time),

(b)	Unless otherwise defined in this Agreement, capitalised terms used in this Agreement have the meaning given to them (whether expressly therein or by reference to another document) in the Facility Agreement.

1.2	Construction

The principles of construction set out in the Facility Agreement will have effect as if set out in this Agreement mutatis mutandis.

2	Amendment

In consideration of the premises, the parties agree as follows.

2.1	With effect from the date of this Agreement the Facility Agreement will be amended as follows:

(a)	Clause 6.2 (Additional repayments and reborrowing of Reserve Amounts) shall be amended as follows:

(i)	the word “immediately” in line 7 of clause 6.2(b) shall be deleted;

(ii)	clause 6.2(d) shall be re-numbered 6.2(f);

(iii)	a new clause 6.2(d) shall be inserted after clause 6.2(c) reading as follows:

“The Borrower shall notify the Facility Agent in writing no later than 28 February 2018 if it intends to drawdown all or part of the Re-Borrowed Amount. If the Borrower does not so notify the Facility Agent by such date then the Re-Borrowed Amount will cease to be available for drawing under this clause 6.2.”

(iv)	a new clause 6.2(e) shall be inserted after the new clause 6.2(d) reading as follows:

“Drawdown of all or part of the Re-Borrowed Amount shall be subject to the following conditions: (i) the Facility Agent shall have received the notification from the Borrower described in clause 6.2(d), (ii) the amounts drawdown shall be used for the purposes described in clause 6.2(b), (iii) drawdown of all or part of the Re-Borrowed Amount shall occur on or prior to 29 June 2018 and (iv) on the drawdown date, the required amount of security cover for the Loan described in clause 23.1 (Minimum required security cover) will be maintained (but on the basis that in determining whether or not such required amount will be maintained, item (d) of the definition of Fair Market Value shall be amended to read “on a charter free basis”).”

(b)	An additional clause numbered 7.11 shall be inserted in clause 7 (Prepayment and Cancellation) reading as follows:

7.11	Accelerated Amortization

(a)    Subject to clause 7.11(c), the Borrower shall, in addition to the Repayment Instalments and the Reserve Amount, make additional repayments of the Loan on the Repayment Dates commencing in December 2016 and on the following four (4) consecutive Repayment Dates (the “Accelerated Amortization Period”) in an amount of $1,000,000, making a total of $5,000,000 (such total amount being hereinafter referred to as the “Accelerated Amortization Amount”).

(b)    Subject to clause 7.11(d), the Facility Agent shall apply an amount equal to the Accelerated Amortization Amount on the Repayment Date falling in March 2018 in reduction of the Repayment Instalments falling due on and after that Repayment Date pro rata.

(c)    If the Facility Agent serves a notice on the Borrower under clause 23.1 (Minimum required security cover) at any time during the Accelerated Amortization Period and the Borrower prepays part of the loan in accordance with clause 23.2(a), then if the amount so prepaid is less than the amount or the aggregate of the amounts (as the case may be) that remain to be paid by the Borrower under clause 7.11(a) (the “Remaining Accelerated Amortization Amount”), then each Remaining Accelerated Amortization Amount shall be reduced pro rata by an amount equal to the product of the following:

  A

  B

where:

A = the amount or aggregate of the amounts (as the case may be) prepaid by the Borrower under clause 23.2(a); and

B = the amount of the Remaining Accelerated Amortization Amount ignoring the reduction of such amount pursuant to this clause 7.11(c).

However, if the amount or aggregate of the amounts (as the case may be) prepaid under clause 23.2(a) at any time is greater than the Remaining Accelerated Amortization Amount at that time, then the Borrower will not be obliged to make any further prepayments of the Loan pursuant to clause 7.11(a).

(d)    If the amount or the aggregate of the amounts (as the case may be) prepaid under clause 23.2(a) is greater than the Remaining Accelerated Amortization Amount at any particular time, then the amount or the aggregate of the amounts (as the case may be) so prepaid, together with all amounts paid on or prior to such time by the Borrower pursuant to clause 7.11(a), shall be applied in reduction of the Repayment Installments falling due on each Repayment Date falling on or after such time pro rata.

(c)	Clause 11.2(c) shall be amended by inserting the following after the reference to clause 7.5 (Senior Secured Notes), in the second line:

“Clause 7.11 (Accelerated Amortization),”

(d)	Clause 19.2(d) shall be amended by deferring definition of “Shareholder’s Equity” and replacing it with the following:

““Shareholders Equity” means, at any date of determination under this Agreement, the amount of total shareholders’ equity of the Group determined on a consolidated basis in accordance with US GAAP and as shown in the latest Balance Sheet, adjusted to exclude any write downs or impairments on non-current assets booked in any accounting period beginning on or after July 1, 2016, being the date following the most recent Testing Date prior to the amendment to this Agreement which came into effect in November 2016;”

Provided that if the Borrower fails to make any of the prepayments of the Loan pursuant to clause 7.11(a) of the Facility Agreement, then the definition of “Shareholders Equity” in clause 19.2(d) of the Facility Agreement shall be replaced with the wording of such definition immediately prior to its replacement pursuant to this clause 2.1(c).

(c)	The Address for Communication in each of Schedule 1, Part B in respect of the Original Lender and Part C in respect of the Facility Agent only shall be amended to read as follows: “WTC Schiphol Tower F 6th Floor, Schiphol Boulevard 255, Schiphol 1118 BH, The Netherlands”.

Continuing obligations

2.2	The provisions of the Facility Agreement will, except as amended by this Agreement, continue in full force and effect.

3	Guarantor’s Confirmation

The Guarantor hereby confirms that, for the avoidance of doubt, its obligations under the Guarantee (including, without limitation, the undertakings and obligations to guarantee and indemnify therein) shall remain in full force and effect notwithstanding the amendments made or contemplated by this Agreement, and such obligations are hereby confirmed by the Guarantor, as endorsed by execution by the Guarantor of this Agreement.

4	Increase in the Margin

The Facility Agent agrees that it will consider in good faith (but without any obligation on its part to agree) to waive the increase in the Margin which will apply from 1 December 2018 after the Borrower has provided it with full details of the Permitted Charter whose term expires after the Maturity Date and which the Borrower intends to enter into following the expiry of the Initial Time Charter.

5	Miscellaneous

5.1	This Agreement shall constitute a Finance Document for the purposes of the Facility Agreement and the other Finance Documents.

5.2	No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by anyone other than a party to this Agreement.

6	Counterparts

This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and any party (including any duly authorised representative of a party) may enter into this Agreement by executing a counterpart.

7	Governing law

(a)	This Agreement and any non-contractual obligations connected with it are governed by English law.

(b)	The provisions of clause 34 (Notices), 44.1 (Jurisdiction) and 44.2 (Service of Process) of the Facility Agreement shall apply to this Agreement, mutatis mutandis, except that in relation to the Original Lenders and the Facility Agent the Address for Communication will be replaced with WTC Schiphol Tower F 6th Floor, Schiphol Boulevard 255, Schiphol 1118 BH, The Netherlands.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SIGNATURES

BORROWER

SIGNED by	)	/s/ Susan Cook
duly authorised	)
for and on behalf of	)
GLOBAL SHIP LEASE 20 LIMITED	)

GUARANTOR

SIGNED by	)	/s/ Susan Cook
duly authorised	)
for and on behalf of	)
GLOBAL SHIP LEASE, INC.	)

MANDATED LEAD ARRANGER

SIGNED by	)	/s/ Andrea Strullato
duly authorised	)	Vice President
for and on behalf of	)	/s/ Natacha Bloem
DVB BANK SE	)	Vice President

FACILITY AGENT

SIGNED by	)	/s/ Andrea Strullato
duly authorised	)	Vice President
for and on behalf of	)	/s/ Natacha Bloem
DVB BANK SE	)	Vice President

ORIGINAL LENDER

SIGNED by	)	/s/ Andrea Strullato
duly authorised	)	Vice President
for and on behalf of	)	/s/ Natacha Bloem
DVB BANK SE	)	Vice President

SECURITY AGENT

SIGNED by	)	/s/ Elsa Savvatianou
duly authorised	)	Vice President, Legal Counsel
for and on behalf of	)	/s/ Georg Junginger
DVB BANK SE	)	Vice President, Legal Counsel